Exhibit 99.1

JOINT FILING AGREEMENT OF

NOVARTIS BIOVENTURES LTD.

AND

NOVARTIS AG

The undersigned persons agree and consent pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, as of the date set forth below, to the joint filing on their behalf of the Amendment to Schedule 13D to which this Exhibit is attached, in connection with their beneficial ownership of the common stock of Marina Biotech, Inc. at January 28, 2011 and agree that such statement is filed on behalf of each of them.

NOVARTIS BIOVENTURES LTD.

Dated: January 31, 2011	/s/ Timothy C. Faries
By: Timothy C. Faries
Title: Director

Dated: January 31, 2011	/s/ Hanna Szepietowska
By: Hanna Szepietowska
Title: Authorized Signatory

NOVARTIS AG

Dated: January 31, 2011	/s/ Bruno Heynen
By: Bruno Heynen
Title: Authorized Signatory

Dated: January 31, 2011	/s/ Andreas Bohrer
By: Andreas Bohrer
Title: Authorized Signatory